FOURTH AMENDMENT TO THE

RUBY TUESDAY, INC.

MANAGEMENT RETIREMENT PLAN

        THIS FOURTH AMENDMENT is made as of the 30th day of September, 1996, by Ruby Tuesday, Inc. a corporation duly organized and existing under the laws of the State of Georgia (the “Company”).

W I T N E S S E T H:

        WHEREAS, the Company maintains the Ruby Tuesday, Inc. Management Retirement Plan under an indenture effective as of June 1, 1989, which was last amended by an indenture dated March 6, 1996 (the “Plan”); and

        WHEREAS, the Company now desires to amend the Plan to alter the definition of compensation in order to broaden the Plan’s eligibility criteria and to otherwise conform the Plan document with certain historical administrative practices;

        NOW, THEREFORE, the Company does hereby amend the Plan, as follows:

1.     By deleting Section 1.07 in its entirety and by substituting the following:

“1.07 Compensation means the total compensation that would be subject to tax under Code Section 3101(a) (but without the dollar limitation of Code Section 3121(a)(1) and excluding any amounts paid as Long-Term Disability Benefits) paid to a Participant by the Company, or any Affiliate, during the Plan Year, increased by (a) amounts that would have been paid during the Plan Year but which are contributed by the Plan Sponsor pursuant to a salary reduction agreement and which are not includible in the gross income of the Participant under Code Section 125 and (b) amounts paid or credited to a Participant as nonqualified deferred compensation by the Company or any Affiliate, notwithstanding the provisions of Code Section 3121(v)(2). In no event shall Compensation in excess of $100,000 (as adjusted from time to time at the sole discretion of the Company) be counted for purposes of determining a Participant’s Accrued Benefit.”

This amendment shall be effective as of March 28, 1989, for all purposes except determining eligibility pursuant to Article II of the Plan. This amendment shall be effective as of January 1, 1997, for purposes of determining eligibility pursuant to Article II of the Plan.

        Except as specifically provided herein, the Plan shall remain in full force and effect as prior to this Fourth Amendment.

        IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed as the day and year first above written.

         RUBY TUESDAY, INC.

         By: /s/Samuel E. Beall, III

         Title:Chairman of the Board and Chief Executive Officer

ATTEST:

/s/ Philip G. Hunt

Title: Secretary

      [CORPORATE SEAL]